Exhibit 16.1

Deloitte LLP La Tour Deloitte 1190 Avenue des Canadiens-de-Montréal Suite 500 Montreal QC H3B 0M7 Canada Tel: 514-393-7115 Fax: 514-390-4111 www.deloitte.ca

June 2, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549

U.S.A.

We have read Clementia Pharmaceuticals Inc.’s statements under the section “Change in Accountants” (the “Section”) included in its Initial Registration Statement on Form F-1 dated June 2, 2017, and agree with such statements as it relates to us. In addition, we have no basis on which to agree or disagree with the statements that the newly engaged independent auditors did not consult on any financial or accounting reporting matters in the period before their appointment as set forth in the statements included under this Section. We also note, we were the outside auditor of Clementia Pharmaceuticals Inc. and were only independent within the meaning of the Code of Ethics of the Ordre des comptables professionnels agréés du Québec.

Yours truly,

/s/ Deloitte LLP1

1 CPA auditor, CA, public accountancy permit No. A118581